                                                                     EXHBIT 99.1

          BRUSH ENGINEERED MATERIALS INC. REPORTS POSITIVE EARNINGS ON
                     SECOND QUARTER SALES OF $101.8 MILLION


RESULTS

Cleveland, Ohio -- July 24, 2003 -- Brush Engineered Materials Inc. (NYSE-BW) today reported a significant improvement in second quarter 2003 results. Net income was slightly above breakeven on sales of $101.8 million compared to a net loss of $2.0 million on sales of $100.8 million for the second quarter of 2002. Diluted earnings per share was $0.00 compared to a loss of $0.12 per share in the second quarter of 2002. International sales were 32% of the total sales in the second quarter of 2003, up approximately 21% as growth in the Company's Asian markets offset sluggish domestic markets.

Income (Loss) before income taxes for the quarter improved $3.6 million compared to the second quarter of 2002. Earnings for the second quarter were positively affected by improved margins, favorable product mix and lower overhead costs. Gross margin as a percent of sales reached 18.5%, an improvement of 3.5% and 1.3% respectively compared to the second quarter of 2002 and the first quarter of 2003.

For the first six months of 2003 the Company reported a net loss of $3.0 million or $0.18 per share diluted on sales of $201.3 versus a net loss of $5.9 million or $0.36 per share on sales of $190.3 million. Income (Loss) before income taxes year to date improved $7.0 million over the same period last year.

The Company's diluted net loss per share comparison to the prior year is affected by its accounting for income taxes. In the fourth quarter of 2002, in accordance with SFAS No. 109, "Accounting for Income Taxes", the Company recorded a $19.9 million charge as part of income tax expense in 2002 to establish a valuation reserve allowance for substantially all of its net deferred tax assets in recognition of uncertainty regarding full realization. The Company intends to maintain a valuation allowance on the net deferred tax assets until a full realization event occurs to support reversal of all or a portion of the reserve. Therefore, the Company's second quarter and year-to-date results include a tax provision of $0.2 million and $0.5 million, respectively for certain foreign, state and local taxes but do not include a federal tax provision. In the second quarter and first six months of 2002 a tax benefit of $1.3 million and $3.7 million were recorded which reduced the net loss in those periods.

DEBT

The Company's cash flow continued to improve and debt was reduced further. Cash flow from operations was $7.2 million in the first half of 2003. The Balance Sheet debt at the end of the second quarter of 2003 was down $6.6 million from December 31, 2002.

The Company's revolving line of credit agreement is currently due to mature in April of 2004, and therefore all outstanding borrowings under the revolver are considered current debt as of April 2003. As a result, long-term borrowings of $27.0 million under the revolver have been classified as short-term debt on the Consolidated Balance Sheet as of June 27, 2003. The Company is currently examining several refinancing alternatives.

BUSINESS SEGMENT REPORTING

Metal Systems Group

The Metal Systems Group consists of Alloy Products, Technical Materials, Inc.
(TMI) and Beryllium Products.

The Metal Systems Group's second quarter sales of $60.7 million were down 5% from the 2002 second quarter sales of $63.5 million. Year-to-date sales of $121.9 million were up 2% over the first half of 2002.

The second quarter 2003 operating loss for the Metals Systems Group was $2.8 million versus an operating loss of $5.1 for the second quarter of 2002. The operating loss for the first six months was $6.2 million versus a loss of $13.6 million for the same period last year.

Alloy Products' 2003 second quarter sales of $42.1 and year-to-date sales of $82.5 million were up approximately 3% and 4% over the same periods last year. The sales increase is coming from the computer, automotive and appliance sectors with particular strength from Southeast Asia. Alloy is continuing to make progress with its newly introduced products including Alloy 390, moldMAX(R) XL and ToughMet(R). These new materials are targeted at increasing product offerings and opening up opportunities into other diverse markets. In addition, Alloy continues to make progress in reducing manufacturing operating costs and increasing inventory turns. Alloy Products has recently experienced a fall off in the order entry rate due in part to the customary domestic and European summer manufacturing shutdowns that occur and weakness in the automotive electronics and plastic tooling markets. Alloy is experiencing some strengthening in oil and gas and aerospace product applications.

TMI's 2003 second quarter sales of $10.6 million were down 14% from second quarter 2002 sales of $12.4 million. Year-to-date sales of $22.5 million were down 6% from the first six months of 2002. TMI has been experiencing softness due to push-outs for automotive applications triggered by customer inventory corrections. TMI has scheduled a two-week manufacturing maintenance shutdown during the month of July.

Beryllium Products' second quarter sales of $7.9 million were down 21% from the second quarter of 2002. Year-to-date sales of $16.7 million are up 3% over the same period last year. Order entry for defense applications remains strong for the remainder of 2003.

Microelectronics Group

The Microelectronics Group includes Williams Advanced Materials Inc. (WAM) and Electronic Products.

The Microelectronics Groups' sales for the second quarter 2003 of $37.7 million were 8% above second quarter 2002 sales of $34.5 million. Sales for the first six months of 2003 of $76.0 million were 12% above the same period of 2002. Operating profit for the second quarter was $3.5 million, up $2.0 million compared to the second quarter of 2002. For the first six months of 2003 operating profit was $6.0 million, up 62% or $2.3 million compared to the first six months of 2002.

WAM's second quarter 2003 sales of $29.8 million were up 10% above second quarter 2002 sales of $27.1 million. Year-to-date sales of $60.3 million were up 14% over year-to-date 2002 sales of $53.0 million. WAM sales continue to be driven by strength from the data storage, performance film and optical media markets. It is anticipated that this sales strength will moderate in the third quarter of 2003.

Electronic Products' 2003 second quarter sales of $7.9 million and year-to-date sales of $15.7 million were up 7% and 4% respectively over the same periods last year. This business unit continues to benefit from the restructuring initiatives announced earlier this year.

OUTLOOK

The Company said that forecasting sales continues to be a challenge due to weak conditions in the U.S. economy and a lack of visibility across the Company's major markets. Lead times are short, order entry has weakened in the second quarter and the Company is now entering the customary seasonal manufacturing shutdown period, adding to the forecasting challenge. The current outlook is for third quarter 2003 revenue to be flat to up 5% over third quarter 2002 sales of $93.5 million. Sales in the second half of 2003 are expected to improve by 5 to 10% compared to the prior year second half sales of $182.5 million.

CHAIRMAN'S COMMENTS

Commenting on the results, Gordon D. Harnett, Chairman, President and Chief Executive Officer, stated, "I am pleased to report a slight profit for the second quarter 2003 on sales that were lower than our predicted breakeven quarterly sales of $105.0 million. Our cost reduction efforts are having a substantial impact on our profitability. While we are disappointed in the slower than expected sales growth in the quarter, we are confident that our new growth initiatives coupled with our productivity successes will drive further profit improvement in the second half of 2003 and beyond. We remain committed to improving our bottom line and enhancing long-term shareholder value."

FORWARD-LOOKING STATEMENTS

Portions of the content set forth in this document that are not statements of historical or current facts are forward-looking statements. The Company's actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors. These factors include, in addition to those mentioned elsewhere herein:

         - The condition of the markets which the Company serves, whether defined geographically or by segment, with the major market segments being telecommunications and computer, optical media, automotive electronics, industrial components, aerospace and defense and appliance

         - Changes in product mix and the financial condition of particular customers

         - The Company's success in implementing its strategic plans and the timely and successful completion of any capital expansion projects

         - The availability of adequate lines of credit and the associated cost and interest rates

         - Other financial factors, including tax rates, exchange rates, pension costs, energy costs and the cost and availability of insurance

         - Changes in government regulatory requirements and the enactment of new legislation that impacts the Company's obligations

         - The conclusion of pending litigation matters in accordance with the Company's expectation that there will be no material adverse effects

Brush Engineered Materials Inc. is headquartered in Cleveland, Ohio. The Company, through its wholly-owned subsidiaries, supplies worldwide markets with beryllium products, alloy products, electronic products, precious metal products, and engineered material systems.

FOR FURTHER INFORMATION, PLEASE CONTACT:

Investors:

Michael C. Hasychak
216/383-6823

Media:

Patrick S. Carpenter
216/383-6835

http://www.beminc.com

CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

                                                                       SECOND QUARTER ENDED            FIRST HALF ENDED
                                                                      JUNE 27,       JUNE 28,        JUNE 27,            JUNE 28,
(DOLLARS IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)              2003           2002             2003                2002
---------------------------------------------------------        ------------    ------------    ------------       ------------
NET SALES                                                        $    101,805    $    100,749    $    201,323       $    190,331
  COST OF SALES                                                        82,941          85,679         165,346            165,007
                                                                 ------------    ------------    ------------       ------------
GROSS MARGIN                                                           18,864          15,070          35,977             25,324
  SELLING, GENERAL AND ADMINISTRATIVE

EXPENSES                                                               16,611          16,907          33,909             32,147
  RESEARCH AND DEVELOPMENT
EXPENSES                                                                  928           1,101           2,036              2,175
  OTHER-NET                                                               310            (373)          1,139               (932)
                                                                 ------------    ------------    ------------       ------------
OPERATING PROFIT (LOSS)                                                 1,015          (2,565)         (1,107)            (8,066)
  INTEREST EXPENSE                                                        754             767           1,443              1,500
                                                                 ------------    ------------    ------------       ------------
INCOME (LOSS) BEFORE INCOME TAXES                                         261          (3,332)         (2,550)            (9,566)
  MINORITY INTEREST                                                       (22)             --             (22)                --
  INCOME TAXES                                                            246          (1,283)            451             (3,683)
                                                                 ------------    ------------    ------------       ------------
NET INCOME (LOSS)                                                $         37    $     (2,049)   $     (2,979)      $     (5,883)

PER SHARE OF COMMON STOCK: BASIC                                 $       0.00    $      (0.12)   $      (0.18)      $      (0.36)
WEIGHTED AVERAGE NUMBER
  OF COMMON SHARES OUTSTANDING                                     16,563,098      16,556,439      16,562,283         16,555,553

PER SHARE OF COMMON STOCK: DILUTED                               $       0.00    $      (0.12)   $      (0.18)      $      (0.36)
WEIGHTED AVERAGE NUMBER
  OF COMMON SHARES OUTSTANDING                                     16,639,382      16,556,439      16,562,283         16,555,553


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED BALANCE SHEETS

                                              JUNE 27,     DEC. 31,
(DOLLARS IN THOUSANDS)                         2003          2002
--------------------------------------       --------      --------
ASSETS
CURRENT ASSETS
   CASH AND CASH EQUIVALENTS                 $  1,307      $  4,357
   ACCOUNTS RECEIVABLE                         58,329        47,543
   INVENTORIES                                 89,180        94,324
   PREPAID EXPENSES                             8,306         9,766
   DEFERRED INCOME TAXES                          193           244
                                             --------      --------
        TOTAL CURRENT ASSETS                  157,315       156,234

OTHER ASSETS                                   25,377        25,629
LONG-TERM DEFERRED INCOME TAXES                   472           472

PROPERTY, PLANT AND EQUIPMENT                 480,043       476,283
   LESS ALLOWANCES FOR DEPRECIATION,

     DEPLETION AND IMPAIRMENT                 334,091       323,739
                                             --------      --------
                                              145,952       152,544

                                             $329,116      $334,879
                                             ========      ========

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES

   SHORT-TERM DEBT                           $ 44,710      $ 27,235
   ACCOUNTS PAYABLE                            16,217        15,129
   OTHER LIABILITIES AND ACCRUED ITEMS         33,854        30,439
   INCOME TAXES                                   885           786
                                             --------      --------
        TOTAL CURRENT LIABILITIES              95,666        73,589

OTHER LONG-TERM LIABILITIES                    16,921        17,459
RETIREMENT AND POST-EMPLOYMENT BENEFITS        50,010        48,518
LONG-TERM DEBT                                 12,185        36,219
MINORITY INTEREST IN SUBSIDIARY                    50            --

SHAREHOLDERS' EQUITY                          154,284       159,094
                                             --------      --------
                                             $329,116      $334,879
                                             ========      ========

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                        FIRST HALF ENDED
                                                                                     JUNE 27,       JUNE 28,
(Dollars in thousands)                                                                2003           2002
------------------------------------------------------------------------------      --------       --------
NET LOSS                                                                            ($ 2,979)      ($ 5,883)
ADJUSTMENTS TO RECONCILE NET LOSS TO NET CASH PROVIDED FROM
   (USED IN) OPERATING ACTIVITIES:

  Depreciation, depletion and amortization                                            10,184         10,415
  Decrease (Increase) in accounts receivable                                         (10,461)        (5,946)
  Decrease (Increase) in inventory                                                     5,754          7,897
  Decrease (Increase) in prepaid and other current assets                              1,724          1,082
  Increase (Decrease) in accounts payable and accrued expenses                         1,870          2,297
  Increase (Decrease) in interest and taxes payable                                      105           (826)
  Increase (Decrease) in deferred income taxes                                           147           (227)
  Increase (Decrease) in other long-term liabilities                                     173         (4,660)
  Other - net                                                                            653          1,444
                                                                                    --------       --------
                    NET CASH PROVIDED FROM (USED IN) OPERATING ACTIVITIES              7,170          5,593

Cash Flows from Investing Activities:
  Payments for purchase of property, plant and equipment                              (3,212)        (2,299)
  Payments for mine development                                                         (101)            --
  Proceeds from sale of property, plant and equipment                                      8            140
                                                                                    --------       --------
                     NET CASH PROVIDED FROM (USED IN) INVESTING ACTIVITIES            (3,305)        (2,159)

Cash Flows from Financing Activities:
  Proceeds from issuance/(repayment of) short-term debt                               (4,959)        (8,307)
  Proceeds from issuance of long-term debt                                             2,000         12,000
  Repayment of long-term debt                                                         (4,034)       (10,000)
                                                                                    --------       --------
                    NET CASH PROVIDED FROM (USED IN) FINANCING ACTIVITIES             (6,993)        (6,307)
Effects of Exchange Rate Changes                                                          78           (224)
                                                                                    --------       --------
                                       NET CHANGE IN CASH AND CASH EQUIVALENTS        (3,050)        (3,097)
                          CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD             4,357          7,014
                                                                                    --------       --------
                                    CASH AND CASH EQUIVALENTS AT END OF PERIOD      $  1,307       $  3,917
                                                                                    ========       ========

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE A - ACCOUNTING POLICIES

In management's opinion, the accompanying consolidated financial statements contain all adjustments necessary to present fairly the financial position as of June 27, 2003 and December 31, 2002 and the results of operations for the three and six month periods ended June 27, 2003 and June 28, 2002. All of the adjustments were of a normal and recurring nature.

NOTE B - INVENTORIES

                                       JUNE 27,     DEC. 31,
(Dollars in thousands)                  2003          2002
----------------------------------    --------      --------
Principally average cost:
  Raw materials and supplies          $ 22,787      $ 22,572
  In process                            61,132        65,809
  Finished goods                        31,181        29,522
                                      --------      --------
     Gross inventories                 115,100       117,903
Excess of average cost over LIFO
   Inventory value                      25,920        23,579
                                      --------      --------
   Net inventories                    $ 89,180      $ 94,324
                                      ========      ========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE C - COMPREHENSIVE LOSS

The reconciliation between Net Income (Loss) and Comprehensive Loss for the three and six month periods ended June 27, 2003 and June 28, 2002 is as follows:

                                            SECOND QUARTER ENDED         FIRST HALF ENDED
                                            JUN 27,        JUN 28        JUN 27,       JUN 28
(Dollars in thousands)                       2003           2002          2003          2002
                                            -------       -------       -------       -------
Net Income (Loss)                           $    37       $(2,049)      $(2,979)      $(5,883)

Cumulative Translation Adjustment               255           833           181           745

Change in the Fair Value of Derivative
  Financial Instruments                      (3,317)        4,559)       (2,151)       (3,167)
                                            -------       -------       -------       -------

Comprehensive Loss                          $(3,025)      $(5,775)      $(4,949)      $(8,305)
                                            =======       =======       =======       =======



NOTE D - SEGMENT REPORTING

                                                Metal         Micro-        Total           All
 (Dollars in thousands)                        Systems      Electronics    Segments         Other          Total
------------------------------------------    ---------     -----------    ---------       -------       ---------
 Second Quarter 2003
 -------------------
 Revenues from external customers             $  60,670       $37,650      $  98,320       $ 3,485       $ 101,805

 Intersegment revenues                              817           246          1,063         4,081           5,144

 Profit (loss) before interest and taxes         (2,775)        3,473            698           317           1,015

 Second Quarter 2002
--------------------
 Revenues from external customers             $  63,537       $34,481      $  98,018       $ 2,731       $ 100,749

 Intersegment revenues                              768           474          1,242         3,743           4,985

 Profit (loss) before interest and taxes         (5,074)        1,467         (3,607)        1,042          (2,565)

Second Quarter 2003 Year-To-Date
--------------------------------
 Revenues from external customers             $ 121,877       $75,961      $ 197,838       $ 3,485       $ 201,323

 Intersegment revenues                            1,718           518          2,236         7,654           9,890

 Profit (loss) before interest and taxes         (6,199)        6,010           (189)         (918)         (1,107)

Second Quarter 2002 Year-To-Date
--------------------------------
 Revenues from external customers             $ 119,454       $68,026      $ 187,480       $ 2,851       $ 190,331

 Intersegment revenues                            1,367           957          2,324         6,632           8,956

 Profit (loss) before interest and taxes        (13,599)        3,669         (9,930)        1,864          (8,066)